EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP REPORTS

RESULTS FOR THIRD QUARTER

PALM SPRINGS, CA: October 14, 2008 - Canyon Bancorp (OTCBB: CYBA) today announced total assets at September 30, 2008 were $295.4 million and net loans receivable were $253.6 million. Canyon Bancorp incurred a loss of $1,350,000 or $0.54 per diluted share for the third quarter ended September 30, 2008 compared to income of $949,000 or $0.37 per diluted share for third quarter of 2007. For the nine months ended September 30, 2008, Canyon Bancorp incurred a loss of $1,139,000 or $0.46 per diluted share compared to earning $3,098,000 or $1.22 per diluted share for the same period in 2007.

Like many Southern California banks, the Company’s earnings were adversely affected by the deterioration in the real estate market. Classified loans and loan charge-offs have increased. As a result, the Company increased the provision for loan losses from $210,000 in the third quarter of 2007 to $3,280,000 in the third quarter of 2008.

Other financial highlights for the third quarter 2008 compared to the same period in 2007:

•	Total assets increased $15.5 million or 5.5 percent to $295.4 million.

•	Net loans receivable increased $13.5 million or 5.6 percent to $253.6 million.

•	Total deposits increased $12.4 million or 5.4 percent to $242.4 million.

•	Capital to assets ratio for the third quarter 2008 was 9.30 percent compared to 9.98 percent for the same period in 2007.

President and CEO Stephen G. Hoffmann said, “In this volatile economic climate, Canyon Bancorp and Canyon National Bank maintain “Well-Capitalized” regulatory ratings and are financially strong. We have responded aggressively to changes in the economy and real estate markets to mitigate risk.”

Canyon National Bank has entered into an agreement with the Office of the Comptroller of the Currency (OCC) requiring the Bank to develop a three-year capital plan and to refrain from paying cash dividends except in compliance with the capital plan and with the approval of the OCC. The bank has also agreed to review and enhance its policies for credit administration, appraisal, commercial real estate underwriting, asset diversification, liquidity and loan loss allowance. The bank is in compliance with the terms of the agreement.

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

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CANYON BANCORP & SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	9/30/2008 (Unaudited)	12/31/2007 (Audited)	9/30/2007 (Unaudited)
Assets
Cash and cash equivalents	$11,436	$13,562	$12,833
Investment securities available for sale	12,010	12,196	15,849
Federal Home Loan Bank, Federal Reserve Bank and Pacific Coast Bankers' Bank restricted stock, at cost	1,786	1,890	1,597
Loans held for sale	—	123	1,046
Loans receivable, net	253,575	248,468	240,100
Furniture, fixtures and equipment	5,325	5,680	4,290
Income tax receivable	1,925	909	—
Deferred tax asset	1,498	1,430	1,671
Foreclosed assets	5,683	3,073	—
Other assets	2,189	1,825	2,534

Total Assets	$295,427	$289,156	$279,920

Liabilities and Stockholders’ Equity
Deposits:
Demand deposits	$67,500	$73,961	$71,229
NOW accounts	9,464	14,223	9,538
Savings and money market	81,673	79,262	83,471
Time certificate of deposits	83,766	63,181	65,771

Total Deposits	242,403	230,627	230,009

Other borrowed funds	23,341	28,160	20,000
Other liabilities	2,220	1,795	1,971

Total Liabilities	267,964	260,582	251,980

Commitments and contingencies	—	—	—

Stockholders’ Equity:
Serial Preferred Stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—	—
Common Stock; no par value; authorized 10,000,000 shares; 2,497,360, 2,479,927, and 2,342,882 shares issued and outstanding as of September 30, 2008, December 31, 2007, and September 30, 2007, respectively	23,639	23,513	21,157
Accumulated other comprehensive income:
Unrealized loss on investment securities available-for-sale	(113)	(15)	(41)
Retained earnings	3,937	5,076	6,824

Total Stockholders’ Equity	27,463	28,574	27,940
Total Liabilities and Stockholders’ Equity	$295,427	$289,156	$279,920

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CANYON BANCORP & SUBSIDIARY

Consolidated Statement of Operations

(Unaudited)

For the three and nine months ended September 30, 2008 and 2007

(Dollars in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest income:
Loans receivable	$4,333	$5,148	$13,607	$14,888
Federal funds sold	26	89	133	477
Interest bearing deposits in other financial institutions	—	12	—	68
Investment securities available for sale	107	191	375	470

Total interest income	4,466	5,440	14,115	15,903
Interest expense
Deposits	1,172	1,570	3,515	4,366
Other borrowed funds	178	70	655	70

Total interest expense	1,350	1,640	4,170	4,436
Net interest income	3,116	3,800	9,945	11,467
Provision for loan losses	3,280	210	5,265	410

Net interest income after provision for loan losses	(164)	3,590	4,680	11,057

Noninterest income:
Service charges and fees	245	173	650	512
Loan related fees	57	121	198	387
Lease administration fees	83	132	301	540
Automated teller machine fees	193	173	568	520
Net loss on sale of foreclosed assets	—	—	(31)	—
Net gain on sale of investment securities	5	—	33	—

Total noninterest income	583	599	1,719	1,959

Noninterest expenses:
Salaries and employee benefits	1,364	1,317	4,051	3,971
Occupancy and equipment expense	401	381	1,187	1,107
Professional fees	60	82	182	276
Data processing	152	147	502	430
Marketing and advertising expense	64	112	294	327
Director and shareholder expense	102	124	372	390
Foreclosed asset expense, net	220	—	627	—
Other operating expense	393	429	1,283	1,303

Total noninterest expenses	2,756	2,592	8,498	7,804

Earnings before income taxes	(2,337)	1,597	(2,099)	5,212
Income tax expense	(987)	648	(960)	2,114

Net earnings	$(1,350)	$949	$(1,139)	$3,098

Earnings per share:
Basic	$(0.54)	$0.39	$(0.46)	$1.26
Diluted	$(0.54)	$0.37	$(0.46)	$1.22
Weighted average shares outstanding:
Basic	2,496,665	2,459,389	2,487,222	2,451,561
Diluted	2,496,665	2,536,564	2,487,222	2,541,580

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CANYON BANCORP & SUBSIDIARY

Selected Ratios

(Unaudited)

	Three Months Ended [1]		Nine Months Ended [1]
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Return on average equity	-18.81%	13.66%	-5.28%	15.67%
Return on average assets	-1.83%	1.39%	-0.52%	1.56%
Yield on interest-earning assets	6.69%	8.46%	6.95%	8.53%
Cost of interest-bearing liabilities	2.78%	3.92%	2.93%	3.83%
Net interest margin	4.67%	5.91%	4.89%	6.15%
Non-interest income / average assets	0.79%	0.88%	0.78%	0.99%
Non-interest expense / average assets	3.73%	3.81%	3.85%	3.93%
Net non-interest expense / average assets	2.94%	2.93%	3.07%	2.94%
Net charge-offs/(recoveries) to average loans	3.95%	0.39%	2.61%	0.23%

	as of:
	9/30/2008	12/31/2007	9/30/2007
Capital to assets ratio	9.30%	9.88%	9.98%
Allowance for loan losses / gross loans	1.30%	1.21%	1.41%
Loan to deposit ratio	106.3%	109.5%	106.3%
Adversely classified loans to gross loans	6.4%	0.9%	1.2%
Non-accrual loans to gross loans	4.1%	0.4%	0.6%
Demand deposit accounts / total deposit accounts	27.8%	32.1%	31.1%
Book value per share [2]	$11.00	$11.52	$11.36

[1]	Interim periods annualized

[2]	Prior year restated for past stock dividends and splits

4